Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

International Assets Holding Corporation:

We consent to the use in this Registration Statement on Form S-4 (Registration No. x-xxxxx) of our report dated December 8, 2008, on the financial statements and internal control over financial reporting of International Assets Holding Corporation, which reports appear in the annual report on Form 10-K of International Assets Holding Corporation for the year ended September 30, 2008, and to the reference to our Firm under the caption “Experts” in the Prospectus.

Rothstein, Kass & Company, P.C.

Roseland, New Jersey

July 24, 2009